SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                (Amendment No. 3)

                               Landec Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)

                     Common Stock, $.001 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    514766104
--------------------------------------------------------------------------------
                      (CUSIP Number of Class of Securities)

                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[_] RULE 13d-1(b)
|X| RULE 13d-1(c)
[_] RULE 13d-1(d)

CUSIP NO.   514766104
--------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Partners Small Cap Value, L.P.
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions) (a)
   (b)|X| Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                    161,401 Shares
BENEFICIALLY OWNED                          -----------------------------------
BY EACH REPORTING                           6) Shared Voting Power
PERSON WITH                                 -----------------------------------
                                            7)       Sole Dispositive Power:
                                                     161,401 Shares
                                            -----------------------------------
                                            8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned By Each Reporting Person:
     161,401 Shares
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0.6%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) PN
-------------------------------------------------------------------------------

CUSIP NO.  514766104
-------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Partners Small Cap Value, L.P. I
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions) (a) (b) |X| Reporting Person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization: Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                    183,770 Shares
BENEFICIALLY OWNED                          -----------------------------------
BY EACH REPORTING                           6) Shared Voting Power
PERSON WITH                                 -----------------------------------
                                            7) Sole Dispositive Power:
                                                    183,770 Shares
                                            -----------------------------------
                                            8) Shared Dispositive Power
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned by Each Reporting Person:
        183,770 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9): 0.7%
-------------------------------------------------------------------------------
12) Type of Reporting Person: PN
-------------------------------------------------------------------------------

CUSIP NO.  514766104
-------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Small Cap Value Offshore Fund, Ltd.
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) |X| Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                     166,675 Shares
BENEFICIALLY OWNED BY                       -----------------------------------
EACH REPORTING                              6) Shared Voting Power
PERSON WITH                                 -----------------------------------
                                            7) Sole Dispositive Power:
                                                     166,675 Shares
                                            -----------------------------------
                                            8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         166,675 Shares
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         0.6 %
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

CUSIP NO. 514766104
-------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Capital Management, LLC
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) |X| Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  New York
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                     345,171 Shares (1)
BENEFICIALLY OWNED BY                       -----------------------------------
EACH REPORTING                              6) Shared Voting Power
PERSON WITH                                 -----------------------------------
                                            7) Sole Dispositive Power:
                                                     345,171 Shares (1)
                                            -----------------------------------
                                            8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         345,171 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         1.3% (1)
-------------------------------------------------------------------------------
12) Type of Reporting Person: OO (Limited Liability Company)
-------------------------------------------------------------------------------

(1) Wynnefield Capital Management, LLC holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 514766104
-------------------------------------------------------------------------------
1) Name of Reporting Person

Wynnefield Capital, Inc.
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
  (a)
  (b) |X| Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
-------------------------------------------------------------------------------
4) Citizenship or Place of Organization:  Cayman Islands
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                     166,675 Shares (1)
BENEFICIALLY OWNED BY                       -----------------------------------
EACH REPORTING                              6) Shared Voting Power
PERSON WITH                                 -----------------------------------
                                            7) Sole Dispositive Power:
                                                     166,675 Shares (1)
                                            -----------------------------------
                                            8) Shared Dispositive Power
-------------------------------------------------------------------------------
9) Aggregate Amount Beneficially Owned by Each Reporting Person:
         166,675 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         0.6% (1)
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

CUSIP NO. 514766104
-------------------------------------------------------------------------------
1) Name of Reporting Person

Nelson Obus
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)|X| Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                     511,846 Shares (1)
BENEFICIALLY OWNED                          -----------------------------------
BY EACH REPORTING                           6) Shared Voting Power
                                                     0
PERSON WITH                                 -----------------------------------
                                            7) Sole Dispositive Power:
                                                     511,846 Shares (1)
                                            -----------------------------------
                                            8) Shared Dispositive Power
                                                     0
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
         511,846 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         2.0%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

(1) Mr. Obus may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund because he is a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. (the investment manager of Wynnefield Small Cap Value Offshore Fund). The filing of this Statement and any future amendment by Mr. Obus, and the inclusion of information herein and therein with respect to Mr. Obus, shall not be considered an admission that he, for the purpose of Section 16(b) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest. Mr. Obus disclaims any beneficial ownership of the shares of Common Stock covered by this Statement.

CUSIP NO. 514766104
-------------------------------------------------------------------------------
1) Name of Reporting Person

Joshua Landes
-------------------------------------------------------------------------------
2) Check The Appropriate Box If A Member Of A Group (See Instructions)
   (a)
   (b)|X| Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC Use Only
-------------------------------------------------------------------------------
4) Citizenship Or Place Of Organization:  Delaware
-------------------------------------------------------------------------------
NUMBER OF SHARES                            5) Sole Voting Power:
                                                     511,846 Shares (1)
BENEFICIALLY OWNED                          -----------------------------------
BY EACH REPORTING                           6) Shared Voting Power
                                                     0
PERSON WITH                                 -----------------------------------
                                            7) Sole Dispositive Power:
                                                     511,846 Shares (1)
                                            -----------------------------------
                                            8) Shared Dispositive Power
                                                     0
-------------------------------------------------------------------------------
9)  Aggregate Amount Beneficially Owned By Each Reporting Person:
         511,846 Shares (1)
-------------------------------------------------------------------------------
10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_| (See Instructions)
-------------------------------------------------------------------------------
11) Percent of Class Represented by Amount in Row (9):
         2.0%
-------------------------------------------------------------------------------
12) Type of Reporting Person (See Instructions) IN
-------------------------------------------------------------------------------

(1) Mr. Landes may be deemed to hold an indirect beneficial interest in these shares, which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P., Wynnefield Partners Small Cap Value, L.P. I and Wynnefield Small Cap Value Offshore Fund because he is a co-managing member of Wynnefield Capital Management, LLC and a principal executive officer of Wynnefield Capital, Inc. The filing of this Statement and any future amendment by Mr. Landes, and the inclusion of information herein and therein with respect to Mr. Landes, shall not be considered an admission that he, for the purpose of Section 16(b) of the Exchange Act, is the beneficial owner of any shares in which he does not have a pecuniary interest. Mr. Landes disclaims any beneficial ownership of the shares of Common Stock covered by this Statement.

ITEM 1(a).  Name of Issuer:

         Landec Corporation
         ---------------------------------------------------------------------

ITEM 1(b).  Address of Issuer's Principal Executive Offices:

         3603 Haven Ave., Menlo Park, CA 94025
         ---------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:

         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         -------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         -------------------------------------------------------------------
         Wynnefield Small Cap Value Offshore Fund, Ltd. ("Fund")
         -------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         -------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         -------------------------------------------------------------------
         Nelson Obus
         -------------------------------------------------------------------
         Joshua Landes
         -------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:

         450 Seventh Avenue, Suite 509, New York, New York 10123
         -------------------------------------------------------------------

ITEM 2(c).  Citizenship:

         Partners and  Partners I  are Delaware limited partnerships.
         -------------------------------------------------------------------
         Fund and WCI are Cayman Islands companies.
         -------------------------------------------------------------------
         WCM is a New York limited liability company.
         -------------------------------------------------------------------
         Mr. Obus is a United States citizen.
         -------------------------------------------------------------------
         Mr. Landes is a United States citizen.
         -------------------------------------------------------------------

ITEM 2(d).  Title of Class of Securities:

         Common Stock, $0.001 Par Value Per Share
         -------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:           514766104

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

            |_|   Broker or dealer registered under Section 15 of the Act.

            |_|   Bank as defined in Section 3(a)(6) of the Act.

            |_|   Insurance company as defined in Section 3(a)(19) of the Act.

            |_| Investment company registered under Section 8 of the Investment Company Act of 1940.

            |_|   An investment adviser in accordance with Rule
                  13d-1(b)(1)(ii)(E);

            |_| An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

            |_| A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

            |_| A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

            |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

            |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

            This  statement is filed pursuant to Rule 13d-1(c).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons:  511,846 Shares

(b) Percent of class:  2.0% of Common Stock

(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote:
                  511,846 Shares
         (ii)  shared power to vote or to direct the vote:
                  0

         (iii) sole power to dispose or to direct the disposition:
                  511,846 Shares
         (iv)  shared power to dispose or to direct the disposition:
                  0

ITEM 5.  Ownership of five percent or less of a class.

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following |X|

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         See Item 2 (a) - (c).

ITEM 9.  Notice of dissolution of group.

         Not applicable.

         ITEM 10.  Certifications.

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

Dated:   February 13, 2008

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                    By:      Wynnefield Capital Management, LLC, General Partner

                             By: /s/ Nelson Obus
                                 -----------------------------------------------
                                      Nelson Obus, Managing Member

                    WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                    By:      Wynnefield Capital Management, LLC, General Partner

                             By: /s/ Nelson Obus
                                 -----------------------------------------------
                                      Nelson Obus, Managing Member

                    WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                    By:      Wynnefield Capital, Inc.

                             By: /s/ Nelson Obus
                                 -----------------------------------------------
                                      Nelson Obus, President

                    WYNNEFIELD CAPITAL MANAGEMENT, LLC

                             By: /s/ Nelson Obus
                                 -----------------------------------------
                                      Nelson Obus, Co-Managing Member

                    WYNNEFIELD CAPITAL, INC.

                             By: /s/ Nelson Obus
                                 -----------------------------------------
                                      Nelson Obus, President

                          /s/ Nelson Obus
                          -----------------------------------------
                          Nelson Obus, Individually


                          /s/ Joshua Landes
                          -----------------------------------------
                          Joshua Landes, Individually